  Exhibit 99.1

SharpSpring Reports First Quarter 2020 Results

Strong New Agency Customer Additions in the First Two Months of the Year Drive Twelfth Consecutive Quarter of Record Revenue; Improved Cash Position and Conservative Cost Reduction Plan Balance Long-Term Growth with Improved Profitability

GAINESVILLE, FL – May 14, 2020 – SharpSpring, Inc. (NASDAQ: SHSP), a leading cloud-based marketing automation platform, reported financial results for the first quarter ended March 31, 2020.

First Quarter 2020 and Recent Operational Highlights
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Added 321 new SharpSpring customers, of which approximately 80% were agency customers, who selected the platform to generate leads, convert more leads to sales and measure the ROI of their marketing campaigns. New customer additions are expected to generate approximately $2.3 million over the next year in annual recurring revenue.

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Finished the quarter with approximately 2,000 agency customers, over 500 direct customers and over 8,500 total businesses using the SharpSpring Marketing Automation platform.

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On a year-over-year basis, Q1 2020 net revenue retention was 99.6%, when compared to first quarter of 2019. On a monthly basis, first quarter 2020 average net revenue retention increased to 102.2%.

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Launched integrated Video Calls, a free solution for SharpSpring customers built to help marketing agencies and SMBs connect with leads, contacts, and clients in the new remote work environment.

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Launched Chatbots, a personalized communications tool deeply integrated within SharpSpring that allows users to provide automated support to site visitors with performance tracking and other features included.

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Provided an update on the company’s operations and its response to the ongoing COVID-19 pandemic through a publicly available letter to shareholders from CEO Rick Carlson.

First Quarter 2020 Financial Results
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Total revenue increased 32% to a record $7.1 million from $5.3 million in the same year-ago period.

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Gross profit increased 24% to $4.7 million (66% of total revenue) from $3.8 million (71% of total revenue) in the same year-ago period.

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Net loss was $988,000, or $0.09 per share, compared to net loss of $2.9 million, or $0.33 per share, in the same year-ago period.

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Adjusted EBITDA loss (a non-GAAP metric reconciled below) totaled $1.8 million, compared to an adjusted EBITDA loss of $1.8 million in the same year-ago period.

●
Core net loss (a non-GAAP metric reconciled below) totaled $785,000, or $0.07 per share, compared to core net loss of $2.1 million, or $0.23 per share, in the same year-ago period.

●
At quarter-end, the Company had $11.6 million in cash, compared to $11.9 million at December 31, 2019.

2020 Financial Outlook
For the fiscal year ending December 31, 2020, SharpSpring is reaffirming its previously disclosed revenue forecast. The Company expects total revenue to range between $30 million and $31 million, which would represent an approximate increase of 32% to 37%, respectively, compared to the prior year. The Company’s guidance is based on recurring revenue from its current customer base and performance results tracked through April of this year. These expectations also include an anticipated impact from the COVID-19 global pandemic based on information available as of the date of this report.

Management Commentary
“In the face of an uncertain economic environment as well as a major transition in how work is being conducted, we still successfully delivered a strong start to the year,” said SharpSpring CEO Rick Carlson. “In Q1 we recorded our twelfth straight period of record revenue, reflecting three years’ worth of consistent topline improvements and also demonstrating our resilience against the initial onset of COVID-19. In the transition to primarily remote work, we believe our technology is even more critical to our customers’ success. With some of our newest features, including integrated Video Calls, we are also providing real-time help to improve connectivity and support business continuity online.

“Responding to the potential headwinds in the coming months, we’ve also taken decisive action to ensure the long-term viability of our operations. Across the company, we have reduced our expense base by more than 20%, which should result in over $6 million in cost savings for the remainder of 2020 and also allow us to meet our target cash usage for the year at under $4.5 million. Through a handful of other transactions, we’ve also increased our available funds by roughly $7 million, raising our pro forma balance to over $16 million. While the long-term economic impact of this pandemic remains opaque at best, we have a number of factors within our business model working in our favor that will allow us to continue to operate and grow effectively both during and after this unprecedented period.”

Conference Call
SharpSpring management will hold a conference call today, May 14, 2020 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

Company CEO Rick Carlson and CFO Michael Power will host the call, followed by a question and answer period.

U.S. dial-in number: 844-602-0380
International number: 862-298-0970

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the company’s website at investors.sharpspring.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 28, 2020.

Toll-free replay number: 877-481-4010
International replay number: 919-882-2331
Replay ID: 34625

About SharpSpring, Inc.
SharpSpring, Inc. (NASDAQ: SHSP) is a rapidly growing, highly-rated global provider of affordable marketing automation delivered via a cloud-based Software-as-a-Service (SaaS) Platform. Thousands of businesses around the world rely on SharpSpring to generate leads, improve conversions to sales, and drive higher returns on marketing investments. Known for its innovation, open architecture and free customer support, SharpSpring offers flexible monthly contracts at a fraction of the price of competitors making it an easy choice for growing businesses and digital marketing agencies. Learn more at sharpspring.com.

Non-GAAP Financial Measures
Adjusted EBITDA, core net loss and core net loss per share are "non-GAAP financial measures" presented as supplemental measures of the company’s performance. These metrics are not presented in accordance with United States generally accepted accounting principles, or GAAP. The company believes these measures provide additional meaningful information in evaluating its performance over time. However, the measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP. A reconciliation of net loss to these measures is included for your reference in the financial section of this earnings press release.

Important Cautions Regarding Forward-Looking Statements
The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words “may,” “will,” “should,” “plans,” “explores,” “expects,” “anticipates,” “continues,” “estimates,” “projects,” “intends,” and similar expressions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, our ability to successfully utilize our cash to develop current and future products, delays due to issues with outsourced service providers, those events and factors described by us in Item 1. A “Risk Factors” in our most recent Form 10-K and other risks to which our company is subject, and various other factors beyond the company’s control. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael Power
Chief Financial Officer
Phone: 352-448-0967
Email: IR@sharpspring.com

Investor Relations:
Gateway Investor Relations
Matt Glover or Tom Colton
Phone: 949-574-3860
Email: SHSP@gatewayir.com

SharpSpring, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenue	$7,052,729	$5,326,285

Cost of services	2,367,642	1,548,381
Gross profit	4,685,087	3,777,904

Operating expenses:
Sales and marketing	3,034,121	3,008,203
Research and development	1,578,139	1,258,728
General and administrative	2,413,842	2,227,675
Intangible asset amortization	152,801	95,250

Total operating expenses	7,178,903	6,589,856

Operating loss	(2,493,816)	(2,811,952)

Other expense, net	(56,778)	(104,126)
Gain on embedded derivative	-	24,574

Loss before income taxes	(2,550,594)	(2,891,504)
Provision (benefit) for income taxes	(1,562,517)	2,339

Net loss	$(988,077)	$(2,893,843)

Basic net loss per share	$(0.09)	$(0.33)
Diluted net loss per share	$(0.09)	$(0.33)

Weighted average common shares outstanding
Basic	11,521,192	8,840,281
Diluted	11,521,192	8,840,281

SharpSpring, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$11,625,049	$11,881,949
Accounts receivable	425,918	340,344
Unbilled receivables	1,091,122	998,048
Income taxes receivable	1,577,927	15,010
Other current assets	1,500,627	1,363,366
Total current assets	16,220,643	14,598,717

Property and equipment, net	2,206,156	1,996,722
Goodwill	10,919,403	10,922,814
Intangibles, net	4,505,199	4,658,000
Right-of-use assets	5,687,249	5,281,530
Other long-term assets	547,333	549,022
Total assets	$40,085,983	$38,006,805

Liabilities and Shareholders' Equity
Accounts payable	$2,942,268	$2,052,538
Accrued expenses and other current liabilities	524,844	919,089
Line of credit	1,900,000	-
Deferred revenue	766,715	860,820
Income taxes payable	12,284	13,944
Lease liability, current portion	420,977	370,340
Total current liabilities	6,567,088	4,216,731

Lease liability, net of current portion	5,347,179	4,976,727
Total liabilities	11,914,267	9,193,458

Shareholders' equity:
Preferred stock, $0.001 par value	-	-
Common stock, $0.001 par value	11,546	11,537
Additional paid in capital	59,206,549	58,851,285
Accumulated other comprehensive loss	(233,620)	(224,793)
Accumulated deficit	(30,728,759)	(29,740,682)
Treasury stock	(84,000)	(84,000)
Total shareholders' equity	28,171,716	28,813,347

Total liabilities and shareholders' equity	$40,085,983	$38,006,805

SharpSpring, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Net loss	$(988,077)	$(2,893,843)

Adjustments to reconcile loss from operations:
Depreciation and amortization	356,579	227,253
Amortization of costs to acquire contracts	202,439	202,945
Non-cash stock compensation	370,632	303,517
Non-cash interest	-	100,000
Amortization of debt issuance costs and embedded derivative	-	(2,000)
Gain on embedded derivative	-	(24,574)
Unrealized foreign currency loss	80,727	10,739
Changes in assets and liabilities:
Accounts receivable	(85,272)	14,448
Unbilled receivables	(92,496)	(93,772)
Right-of-use assets	(405,719)	106,215
Other assets	(342,872)	(42,855)
Income taxes, net	(1,562,944)	2,339
Accounts payable	890,013	(274,640)
Lease liabilities	421,089	(92,035)
Other liabilities	(394,239)	(69,280)
Deferred revenue	(94,289)	39,585
Net cash used in operating activities	(1,644,429)	(2,485,958)

Cash flows from investing activities
Purchases of property and equipment	(140,930)	(169,976)
Capitalization of software development costs	(272,282)	(177,198)
Net cash used in investing activities	(413,212)	(347,174)

Cash flows used in financing activities:
Proceeds from line of credit	1,900,000	-
Proceeds from exercise of stock options, net	11,174	603,865
Proceeds from issuance of common stock, net	-	10,672,444
Payments for taxes related to net share settlement of equity awards	(26,533)	-
Net cash provided by financing activities	1,884,641	11,276,309

Effect of exchange rate on cash	(83,900)	(11,285)

Change in cash and cash equivalents	$(256,900)	$8,431,892

Cash and cash equivalents, beginning of period	$11,881,949	$9,320,866

Cash and cash equivalents, end of period	$11,625,049	$17,752,758

SharpSpring, Inc.
RECONCILIATION TO ADJUSTED EBITDA
(Unaudited, in Thousands)

	Three Months Ended
	March 31,
	2020	2019
Net loss	$(988)	$(2,894)
Provision (benefit) for income taxes	(1,563)	2
Other expense, net	57	104
Non-cash gain on embedded derivative	-	(25)
Depreciation & amortization	357	227
Non-cash stock compensation	371	304
Restructuring	-	133
Franchise tax settlement	-	318
Adjusted EBITDA	(1,766)	(1,831)

SharpSpring, Inc.
RECONCILIATION TO CORE NET LOSS AND CORE NET LOSS PER SHARE
(Unaudited, in Thousands)

	Three Months Ended
	March 31,
	2020	2019
Net loss	$(988)	$(2,894)
Amortization of intangible assets	153	95
Non-cash stock compensation	371	304
Non-cash gain on embedded derivative	-	(25)
Restructuring	-	133
Franchise tax settlement	-	318
Tax adjustment	(321)	1
Core net loss	$(785)	$(2,068)

Core net loss per share	$(0.07)	$(0.23)
Weighted average common shares outstanding	11,521	8,840